Transcript: OCC –Q1 2024 Earnings Conference Call – 3/13/24 11:00 AM EST	Exhibit 99.2

Corporate Speakers:

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

PRESENTATION

Operator

Good morning. (Operator Instructions) At this time I would like to welcome you to Optical Cable Corporation's first quarter of fiscal year 2024 earnings conference call. (Operator Instructions)

Mr. Hoffman, you may begin your conference.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning, and thank you for joining us for Optical Cable Corporation's first quarter of fiscal year 2024 conference call.

By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to those factors referenced in the forward-looking statements section of this morning's press release.

These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2024, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Transcript: OCC –Q1 2024 Earnings Conference Call – 3/13/24 11:00 AM EST	Exhibit 99.2

During the first quarter of fiscal year 2024, OCC has maintained a strong market position in our targeted markets, even as the industry continued to be impacted by various macroeconomic pressures and uncertainties.

While certain of our markets continue to show signs of softness, including our enterprise and wireless carrier markets, we believe there are positive indicators in certain of our other markets and that we are positively positioned relative to our competitors.

OCC does benefit from its long-standing market diversification, both geographically and importantly, by target industry and application. Overall, we expect our market opportunities to improve during fiscal year 2024 relative to the beginning of the year. We remain focused on executing our growth strategies, and we stand ready to make appropriate adjustments to ensure we capture opportunities in the current market environment.

That said, we have not implemented personnel reductions like others in our industry have done. Our planned restraint in this regard is consistent with our view of expected opportunities, as well as considering the time it takes to train new personnel in certain areas of our production operations.

This approach does impact short-term results due to our operating leverage, both with respect to cost of goods sold and SG&A expenses relative to sales. Importantly, however, we believe this approach better positions OCC for the longer-term in our targeted markets as they improve.

Looking ahead, we are confident that by delivering for our customers and end users and through our continued efforts to work efficiently, we will generate value for our shareholders.

And with that, I'll turn the call over to Tracy, who will review in additional detail our first quarter of fiscal year 2024 financial results.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil.

Consolidated net sales for the first quarter of fiscal 2024 were $14.9 million, a decrease of 18.8% compared to net sales of $18.3 million for the same period last year.

During the first quarter of fiscal 2024, we experienced a decrease in net sales primarily in our enterprise and wireless carrier markets compared to the same period last year.

Our net sales during the comparable first quarter of fiscal year 2023 positively benefited from a higher-than-typical sales order backlog and forward load of more than $12 million at the beginning of fiscal year 2023, while sales order backlog and forward load at the beginning of fiscal year 2024 had returned to more normal levels. At the end of the first quarter of fiscal year 2024, sales order backlog and forward load remained at a more typical level of approximately $5 million.

Additionally, net sales for the first quarter of fiscal year 2024 were negatively impacted by various macroeconomic pressures, risks and uncertainties in our industry. While certain of our markets continue to show signs of softness, including our enterprise and wireless carrier markets, we believe there are positive indicators in certain of our other markets. Overall, we expect our net sales to begin to grow compared to what we have seen in the first quarter during fiscal year 2024.

Transcript: OCC –Q1 2024 Earnings Conference Call – 3/13/24 11:00 AM EST	Exhibit 99.2

Turning to gross profit. Our gross profit was $3.7 million in the first quarter of fiscal 2024 compared to gross profit of $6.5 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 25% in the first quarter of fiscal 2024 compared to 35.7% in the first quarter of fiscal 2023.

Gross profit margin for the first quarter of fiscal 2024 was negatively impacted by lower volumes as fixed charges were spread over lower sales, as well as reduced plant efficiency, as fewer sales and lower backlog impacted the flow of products through our manufacturing facilities—the impact of operating leverage. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses decreased to $5.1 million in the first quarter of fiscal year 2024 compared to $5.5 million for the same period last year. SG&A expenses as a percentage of net sales were 34.3% in the first quarter of fiscal 2024 compared to 29.8% in the first quarter of fiscal 2023, which reflects our operating leverage relative to net sales.

The decrease in SG&A expenses during the first quarter of fiscal year 2024, compared to the same period last year, was primarily the result of decreases in employee and contracted sales personnel-related costs. Included in employee and contracted sales personnel-related costs are employee incentives and commissions, which decreased due to decreased net sales and the financial results during the first quarter of fiscal 2024.

OCC recorded a net loss of $1.4 million, or $0.18 per basic and diluted share, for the first quarter of fiscal 2024 compared to net income of $810,000, or $0.10 per basic and diluted share, for the first quarter of fiscal 2023.

With that, I'll turn the call back over to you, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy.

And now, if any analysts or institutional investors have questions, we are happy to answer them. Angela, if you could please indicate the instructions for our participants to call in any questions they have, I would appreciate it. Again, we are only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) It appears there are no questions at this time.

I will now turn the program back over to Neil Wilkin for any additional remarks.

Transcript: OCC –Q1 2024 Earnings Conference Call – 3/13/24 11:00 AM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Angela. Spencer, were there any questions that were submitted by individual investors in connection with today's earnings release?

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, we do not have any earnings-related questions submitted in advance of the call by a non-institutional shareholder.

So I'll turn it back over to you.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Great. Well, I'd like to thank everyone for listening to our first quarter of fiscal year 2024 conference call. As always, we appreciate your time and your investment in Optical Cable Corporation. Thank you.

Operator

This does conclude today's program. Thank you for your participation.

You may disconnect at any time.